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1                                                                     EXHIBIT 11
                                                       FORM 10-Q for the Quarter
                                                        Ended September 30, 1996
                                                                File No. 1-11237

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                    (In Thousands, except per share amounts)
                                   (Unaudited)


                              For the Three Months     For the Nine Months
                              Ended September 30,      Ended September 30,
                                1996       1995          1996       1995
                              -------    -------       -------    -------

Net income                    $40,467    $32,472      $115,290    $85,466
                              =======    =======       =======    =======
Primary Earnings Per Share:
Weighted average number of
 shares outstanding            47,018     46,940        46,993     46,942
Net effect of dilutive
 stock options (based on the
 treasury stock method using
 average market price)            547        255           504        121
                              -------    -------       -------    -------

Total                          47,565     47,195        47,497     47,063
                              =======    =======       =======    =======
Primary Earnings:

 Per Share                    $   .85    $   .69       $  2.43    $  1.82
                              =======    =======       =======    =======
Fully Diluted Earnings
 Per Share:

Weighted average
 number of shares
 outstanding                  47,018      46,940        46,993     46,942
Net effect of dilutive
 stock options (based on
 the treasury stock method
 using the greater of the
 average market price or
 quarter end price)              555         515           568        523
                             -------     -------       -------    -------

Total                         47,573      47,455        47,561     47,465
                             =======     =======       =======    =======
Fully diluted earnings
 per share                   $   .85     $   .68      $   2.42    $  1.80
                              =======    =======       =======    =======



* This calculation is submitted in accordance with Regulation S-K item 601(b) 11 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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